Filed Pursuant to Rule 433

Registration No. 333-138755

333-138755-01

Final Term Sheet

August 30, 2007

Textron Financial Corporation

$275,000,000 Floating Rate Notes due 2008

Issuer:	Textron Financial Corporation
Issue of Securities:	Medium-Term Notes, Series F due September 10, 2008
Principal Amount:	$275,000,000
Trade Date:	August 30, 2007
Settlement Date:	September 6, 2007
Maturity Date:	September 10, 2008
Price to Public:	100.000%
Issue Price:	99.95%
Proceeds to Issuer:	$274,862,500.00
Coupon:	3-month LIBOR + 30 bps
Interest Payment Dates:	Quarterly on the 10th of each December, March, June and September, subject to Modified Following Business Day
Optional Redemption:	None
CUSIP:	88319QL76
Agent:	HSBC Securities (USA) Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-811-8049.

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